Exhibit 15.1

                 SELECTED QUARTERLY FINANCIAL DATA - (UNAUDITED)
                (US dollars in thousands, except per share data)


                                                                     Quarter ended
                                           ---------------------------------------------------------------
                                             Mar. 31          Jun. 30         Sep. 30          Dec. 31
                                           -------------    -------------   -------------    -------------
Year ended December 31, 2004
----------------------------
   Net sales                                   $ 12,125         $ 18,799        $ 48,972         $ 43,503
   Gross profit                                   5,140            6,152          15,269           15,262
   Net income (loss)                             (1,112)             171           5,990           (1,593)
   Basic income (loss) per share                  (0.06)            0.01            0.32            (0.09)
   Diluted income (loss) per share                (0.06)            0.01            0.31            (0.09)

Year ended December 31, 2003
----------------------------
   Net sales                                   $ 16,045         $ 16,944        $ 37,655         $ 34,556
   Gross profit                                   6,254            5,647          14,598           14,130
   Net income (loss)                               (604)            (789)          6,625            7,259
   Basic income (loss) per share                  (0.03)           (0.04)           0.37             0.40
   Diluted income (loss) per share                (0.03)           (0.04)           0.34             0.38


Common Share Price                                                               High        Low

2004 Quarter
------------
  Fourth................................................................     $    10.920      7.520
  Third.................................................................          10.350      8.240
  Second................................................................           9.860      8.000
  First.................................................................          11.640      6.880

2003 Quarter
------------
  Fourth................................................................     $     7.950  $   6.300
  Third.................................................................           8.170      6.880
  Second................................................................           8.000      5.540
  First.................................................................           6.540      4.200

2002 Quarter
------------
  Fourth................................................................     $     4.600  $   3.450
  Third.................................................................           4.029      3.560
  Second................................................................           4.600      3.800
  First.................................................................           4.400      3.400